UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 20, 2024

BEYOND AIR, INC

(Exact name of registrant as specified in its charter)

Delaware	001-38892	47-3812456
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

900 Stewart Avenue, Suite 301

Garden City, NY 11530

(Address of principal executive offices)

(516) 665-8200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.0001 per share	XAIR	The Nasdaq Stock Market LLC

Item 1.01 Entry into a Material Definitive Agreement.

On March 20, 2022, Beyond Air, Inc., a Delaware corporation (the “Company”), entered into a securities purchase agreement (the “Securities Purchase Agreement”) with certain institutional and accredited investors, including certain directors and officers of the Company, (the “Purchasers”) pursuant to which the Company sold, in a registered direct offering, an aggregate of (i) 9,638,556 shares (the “Shares”) of common stock, par value $0.0001 per share, of the Company (“Common Stock”); and (ii) 9,638,556 common stock purchase warrants (the “Common Stock Warrants”) to purchase up to 9,638,556 shares of Common Stock (the “Common Stock Warrant Shares”). The combined offering price per Share and accompanying Common Stock Warrant is $1.66. Subject to certain ownership limitations, each Common Stock Warrant is immediately exercisable upon issuance at an exercise price of $2.25 per share and expires three years from the date of issuance.

The Shares, Common Stock Warrants and Common Stock Warrants Shares were offered pursuant to a “shelf” registration statement on Form S-3 (Registration No. 333-262311), which was declared effective by the Securities and Exchange Commission (the “SEC”) on February 1, 2022, as supplemented by a prospectus supplement and accompanying base prospectus dated March 20, 2024 filed with the SEC on March 22, 2024 pursuant to Rule 424(b)(5) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

The Securities Purchase Agreement contained customary representations and warranties. The offering closed on March 22, 2024.

On March 20, 2024, the Company also entered into a placement agency agreement (the “Placement Agency Agreement”) with Roth Capital Partners, LLC and Laidlaw & Company (UK) Ltd. (the “Co-Placement Agents”) as the co-placement agents in connection with the offering. Pursuant to the terms of the Placement Agency Agreement, the Co-Placement Agents agreed to use their reasonable best efforts to arrange for the sale of the securities in the offering. As compensation to the Co-Placement Agents, the Company paid the Co-Placement Agents a cash fee of 7% of the aggregate gross proceeds raised in the offering and the reimbursement of certain expenses and legal fees.

The Company received net proceeds of approximately $14.6 million from the offering, after deducting the estimated offering expenses payable by the Company, including the Co-Placement Agents fees. The Company intends to use the net proceeds from the offering to fund commercial sales development, research, working capital and other general corporate purposes.

In addition, under the Securities Purchase Agreement, until 90 days after March 22, 2024, subject to certain exceptions, neither the Company nor any of its subsidiaries shall (i) issue, enter into any agreement to issue or announce the issuance or proposed issuance of any Common Stock or Common Stock equivalents or (ii) file any registration statement or amendment or supplement thereto.

In addition, from the date of the Securities Purchase Agreement, the Company has agreed not to enter into variable rate transactions (as defined in the Securities Purchase Agreement) for a period of six (6) months from the closing of this offering, subject to certain exceptions.

The Securities Purchase Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Purchasers, including for liabilities under the Securities Act, other obligations of the parties and termination provisions.

The form of Placement Agency Agreement, Securities Purchase Agreement and Common Stock Warrant, are filed as Exhibits 1.1, 10.1 and 4.1, respectively, to this Current Report on Form 8-K and are incorporated herein by reference. The above descriptions of the terms of the Placement Agency Agreement, Securities Purchase Agreement and Common Stock Warrant are qualified in their entirety by reference to such exhibits.

Item 8.01. Other Events.

On March 22, 2024, the Company issued a press release announcing the pricing of the offering. A copy of the press release announcing this matter is filed as Exhibit 99.1 to this Report and is incorporated by reference into this Item 8.01.

Item 9.01. Exhibits.

(d)	Exhibits

Exhibit No.	Description
1.1	Form of Placement Agency Agreement dated March 20, 2024, by and between Beyond Air, Inc. and Roth Capital Partners, LLC and Laidlaw & Company (UK) Ltd.
4.1	Form of Common Stock Warrant
5.1	Opinion of Sichenzia Ross Ference Carmel LLP
10.1+	Form of Securities Purchase Agreement dated March 20, 2024, by and between Beyond Air, Inc and the Purchasers
23.1	Consent of Sichenzia Ross Ference Carmel LLP (contained in Exhibit 5.1)
99.1	Press Release, dated March 20, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

+	Pursuant to Item 601(a)(5) of Regulation S-K, schedules have been omitted and will be furnished on a supplemental basis to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEYOND AIR, INC.

Date: March 22, 2024	By:	/s/ Steven A. Lisi
	Name:	Steven A. Lisi
	Title:	Chief Executive Officer (Principal Executive Officer)